A message from Steve Smith
To: Journal Communications Unitholders:

I want to bring you up to date concerning a development with our board of directors.

Dave Meissner has been on the board of Journal Communications for a number of years. He has consistently been a strong contributor to our strategic and operational company discussions that occur at board meetings. He has also been a strong supporter of our commitment to excellence in journalism and an effective employee ownership plan. Last year, Dave retired from the full time position as president of the Public Policy Forum, a Milwaukee non-profit public watchdog and research organization.

As you know, Journal Communications announced in late October that its board of directors had directed management and the company's financial adviser, Robert W. Baird & Co., to explore sources of additional permanent capital for the company. Since the announcement, we have been meeting with a multitude of financial and legal experts exploring the options that are available to the company. Dave wants me to assure you that he remains supportive of that process.

However, at this time, as we begin to discuss with the board the specifics of obtaining permanent capital, Dave feels that he must make a move to assure his independence as a leader of the family interests. Dave is the president of Matex Inc., the Grant family's holding company that, along with a family trust, owns 10% of the company. Therefore, Dave resigned from the Journal Communications board and his resignation took effect on February 5th.

Dave emphasized the family's ongoing support for our company and its leadership, and he specifically wanted me to remind you of his statement at the time of our announcement regarding our permanent capital process. He said, "This step towards enhancing the company's capital structure with additional permanent capital will only be done in the context of a financially strong, independent, family- and employee-controlled business headquartered in Milwaukee, Wisconsin."

We sincerely appreciate Dave's many years of board service. Employee-ownership is a key ingredient of our culture, and we are especially thankful for the long support from the family of that concept.


                                                  /s/ Steve Smith
                                                  ------------------------------
                                                  Steve Smith
                                                  Chairman and CEO